LightPath Technologies, Inc. 8-K

Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DESIGNATIONS

OF

CLASS A COMMON STOCK

AND

CLASS E-1 COMMON STOCK,

CLASS E-2 COMMON STOCK, AND

CLASS E-3 COMMON STOCK

LightPath Technologies, Inc. (the “Corporation”), a Delaware corporation, does hereby certify:

1.	The name of the Corporation is LightPath Technologies, Inc.
2.	On November 9, 1995, the Corporation filed a Certificate of Designations of Class A Common Stock and Class E-1 Common Stock, Class E-2 Common Stock, and Class E-3 Common Stock with the Secretary of State of the State of Delaware (the “Initial Certificate”). On November 12, 1997, the Corporate filed a Certificate of Amendment of Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Certificate of Amendment”), amending the Initial Certificate.
3.	The Board of Directors of the Corporation, acting in accordance with provisions of Section 151 of the General Corporation Law of the State of Delaware and pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation of the Corporation, as amended, adopted resolutions further amending the Initial Certificate as follows:

The first sentence of Section 2, Designation of Class A Common Stock, of the Initial Certificate is hereby amended to read in its entirety as follows:

“44,500,000 shares of Common Stock are hereby designated as Class A Common Stock.”

4.	All other provisions of the Initial Certificate and the Certificate of Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Designations of Class A Common Stock and Class E-1 Common Stock, Class E-2 Common Stock, and Class E-3 Common Stock of LightPath Technologies, Inc. to be duly executed on and as of October 27, 2017.

LIGHTPATH TECHNOLOGIES, INC.

By:	/s/ J. James Gaynor
Name:	J. James Gaynor
Its:	President & CEO